Commercial - in - Confidence

TECHNOLOGY EXPLOITATION AGREEMENT

THIS AGREEMENT is made the 29th day of July 2008

BETWEEN:

(l)

ROKE MANOR RESEARCH LIMITED a company incorporated in England and Wales (registered no. 267550) whose registered office is at Faraday House, Sir William Siemens Square, Frimley, Camberley, England, GU16 8QD, trading from Roke Manor, Old Salisbury Lane, Romsey, Hampshire, England, SO51 0ZN ("ROKE”); and

(2)

PEAK RESOURCES INCORPORATED a company incorporated in the State of Nevada, USA (registration # E0661692005-9) whose statutory resident agent’s office is located at 5348 Vega Drive, Las Vegas, Nevada, 89108 and whose business office is located at 2103 Tyrone Place, Penticton, British Columbia, Canada, V2A 8Z2 (“PEAK”).

WHEREAS:

(A)

ROKE is the registered proprietor of certain intellectual property rights in buried object detection technology (“Technology”) as referred to in Appendix 1. As such ROKE has the right to licence third parties the ability to utilise and exploit such intellectual property.

(B)

PEAK wishes to obtain from ROKE the right to utilise the intellectual property rights in order to further develop, manufacture and sell products based on the Technology.

(A)

ROKE has agreed to licence PEAK the right to utilise the intellectual property rights in the Technology and to carry out the exploitation of such intellectual property rights in accordance with the terms of this agreement (hereinafter referred to as the “Agreement”).

(B)

PEAK has contracted ROKE to develop the Product for PEAK (“Development Programme”) as detailed in Task 1 (“Task 1”) under the Development and Consultancy Support Services Agreement.

IT IS AGREED as follows:

1.

INTERPRETATION

1.1

In this Agreement:

“Intellectual Property” means the patents, copyright documents, designs and design techniques, software and know-how relating to Technology and embodied in any technical information and assistance furnished under Clause 4 and all other information provided to  PEAK by ROKE under this Agreement;

“Upfront Fee” means the upfront payment payable by PEAK to ROKE for the licence to use and incorporate the Intellectual Property in the Product.

Commercial - in - Confidence

"Product" means any anomaly or metal detector product or products developed by     PEAK and incorporating any or all of the Intellectual Property in the Technology [and shall include any spare parts, repair work, maintenance and support services, and user manuals];

“Royalty” means the royalty payment payable by PEAK to ROKE for each Product deployed and/or sold by PEAK in accordance with Clause 3.1 or 3.2.

“Effective Date”, “Duration” and “Initiating Party” shall have those meanings prescribed to them in Clause 11.

“Market” means the worldwide market for products, services and systems to detect exposed, buried or hidden mines. The parties may from time to time agree changes to this definition in accordance with Clause 13.1.

“Selling Price” means the total price invoiced by PEAK to its customers relating to the sale of any Product, excluding any VAT or other sales related taxes and excluding the costs of carriage, insurance and freight.  Any sales made in a currency other than UK pounds shall be converted to UK pounds in accordance with Clause 3.6.

“Technology” shall have the meaning prescribed above and referred to in Appendix 1.

“Development Programme” shall have the meaning as prescribed in WHEREAS (D) above.

1.2

References to “deploy” the Product shall be deemed to be a reference to the manufacture, use, lease, hire or other use of the Product and the word “deployment” or "deployed" shall be construed accordingly.

1.3

References to “sales(s)” shall be deemed to mean the sale or disposal including but not limited to lease, hire, gift or any other transaction which transfers title or possession of any Product or puts any Product into service to provide a benefit to another party and the word “sell” or “sold shall be construed accordingly.

1.3

In this Agreement reference to:

(i)

a "subsidiary" or "holding company" shall be construed in accordance with section 736 of the Companies Act 1985;

(ii)

“persons” includes a reference to any body corporate, unincorporated association or partnership;

(iii)

a “person” includes a reference to that person's legal personal representatives, successors and permitted assigns;

(iv)

a “Clause” or “Appendix”, unless the context otherwise requires, is a reference to a clause of or appendix to this Agreement;

1.4

The headings in this Agreement shall not affect its interpretation.

2.

GRANT

2.1

ROKE hereby grants to PEAK, with effect from the Effective Date, a non-transferable licence to utilise the Intellectual Property in order to develop, manufacture, use and sell the Product in the Market for the Duration of this Agreement.

Commercial - in - Confidence

2.2

For the Duration of this Agreement from the Effective date of this Agreement ROKE shall not without the prior written approval from PEAK use the Intellectual Property or Know-How to offer land mine detection products which compete with the Product or assist any third party to do so. For the avoidance of doubt, this restriction does not apply to ROKE’s involvement in:-

(i)

the ongoing support, installation, repair or enhancement of existing products already sold or contracted to be sold at the time of execution of this Agreement; and

(ii)

technologies, other than the Technology, for the location of buried objects.

2.3

The licence granted under Clauses 2.1 includes the right to carry out trials, production engineering and modelling activities in relation to the continuing development, deployment and sale of the Product.

3.

PAYMENTS

3.1

       PEAK shall pay to ROKE the following:

(i)

an Upfront Fee of £125,000.00 (one hundred and twenty five thousand pounds sterling) shall be payable immediately upon completion of WP3 as detailed in Task 1; and thereafter

(ii)

shall pay to ROKE a Royalty of £125.00 (one hundred and twenty five pounds sterling) for each Product deployed by PEAK, including sales of the Product designed by PEAK for integration into systems manufactured by third parties or suppliers and spare or replacement parts.

3.3

PEAK shall pay up to a maximum Royalty of £250,000 (two hundred and fifty thousand pounds sterling) over a ten (10) year period commencing upon the completion of WP3 as detailed in Task 1. After the maximum has been paid no further royalty shall be due.

3.4

PEAK shall within thirty (30) days after the last days of March, June, September and December in each year, and three months after the expiry or other termination of this Agreement, send to ROKE a statement showing the quantity, Net Selling Price, description and customer of the Product deployed and/or sold by PEAK during the three months (or such shorter period as may be applicable) ending on that day and showing the amount of Royalty due under this Agreement in respect of the period. With each statement PEAK shall send a remittance to ROKE for the total aggregate amount of Royalty shown by that statement to be due.

3.5

PEAK shall provide ROKE with an annual statement [signed by the auditors of PEAK] confirming the information provided in accordance with Clause 3.3.  This statement shall be submitted to ROKE by 31 August each year confirming details of all products deployed and/or sales made for the twelve (12) month period ended 30 June.

3.6

PEAK shall keep proper records and books of account showing the quantity, prices, description and customer details of the Product deployed and/or sold under this Agreement. These records and books of account shall be open at reasonable times to inspection by ROKE, its auditors or other it’s appointed representatives.

3.7

All sums payable under this Agreement shall be paid in UK pounds sterling and shall be net of any deductions due in respect of any taxes, duties or other imposts arising outside the UK.  Sums payable shall be converted to UK pounds on the last Friday of the month in which payment is due using the Financial Times Pound Spot and Forward Tables (http://news.ft.com/markets/spotpound) using the ‘Closing Mid-Point’ rate valid on that day. All taxes and duties payable in respect of such amount in the UK shall be the responsibility of ROKE.

Commercial - in - Confidence

4.

PROVISION OF INFORMATION AND SUPPORT

4.1

ROKE shall within thirty (30) days of the Effective Date furnish PEAK with copies of the patents as detailed in Appendix 1.  The parties accept that the Technology does not constitute the complete technical or manufacturing information required to produce the Product and that further development and production engineering work is required to be undertaken by PEAK.

4.2

ROKE agrees to provide technical support and assistance to PEAK for the Duration of this Agreement on standard commercial terms to be agreed.

5.

TRADE MARKS AND MARKING

5.1

Except to the extent required by law, a regulation of a stock exchange or the Panel on Takeovers and Mergers, publicity or advertising relating to this Agreement may be released by any of the parties only with the prior written approval of the other parties.

5.2

PEAK shall not apply to register any trademarks relating to the Product in its own name without the prior written permission of ROKE, such permission to be not unreasonably withheld.

6.

PATENT

6.1

The Intellectual Property licensed to PEAK under this Agreement incorporates inventions described in certain UK patent applications detailed in Appendix 1.

7.

INTELLECTUAL PROPERTY RIGHTS

7.1

ROKE warrants and represents to PEAK that ROKE:

 (i)

is the owner of the Intellectual Property free from encumbrances;

(ii)

has the right to grant to PEAK the rights and licences hereby granted or agreed to be granted.

7.2

ROKE gives no warranty or representation that the use or application of the Intellectual Property will not infringe any patent or other rights of any other person.  ROKE shall not be liable for or indemnify the PEAK against any loss sustained by the PEAK as the result of any claim made or action brought by any third party for infringement of any letters patent, registered design or other intellectual property right by reason of the manufacture, assembly, use, maintenance or sale by PEAK of the Product using the Intellectual Property or any other information supplied or to be supplied to PEAK pursuant to the terms of this Agreement.

7.3

PEAK acknowledges ROKE's right, title and interest in and to the Intellectual Property and shall not assert ownership rights to such Intellectual Property. PEAK agrees that it shall not obtain any right, title or interest in or to the Intellectual Property other than such as may be granted to it under this Agreement and that PEAK shall not do or permit anything to be done in its use of the Intellectual Property that would or could jeopardise their validity.

8.

INTELLECTUAL PROPERTY RIGHTS INFRINGEMENT

8.1

In the event that either Party identifies an infringement by a third party of any of the Intellectual Property ROKE shall at its own option either:

Commercial - in - Confidence

(i)

institute or defend proceedings in its own name; or

(ii)

consent on terms to be agreed the manner in which PEAK would be entitled to conduct litigation in its own name; or

(iii)

lend its name to any proceedings, including interlocutory proceedings where relevant, and provide any other reasonable assistance to PEAK.

provided that PEAK shall indemnify ROKE in respect of all costs, damages and expenses that it may reasonably incur, including any award of costs against it arising from ROKE’s actions under this clause, and in addition any damages recovered from the third party shall be dealt with in a manner which shall be fair and reasonable as between ROKE and PEAK.

9.

WARRANTY

9.1

ROKE warrants that the patents referred to in Appendix 1 are registered. For the avoidance of doubt, any future infringement, loss or damage caused by defects found in the patents shall not be remediable by ROKE.

9.2

ROKE does not offer any warranty that the Intellectual Property or any other information supplied or services rendered by ROKE can be used to create a commercially successful Product.

9.2

The Intellectual Property and other information detailed in Appendix 1 has been generated out of a number of research activities undertaken by ROKE and is of a quality and format compatible with the output of typical research work.  PEAK has satisfied itself prior to entering into this Agreement that the Intellectual Property and other information detailed in Appendix 1 are adequate for its intended purpose.

9.3

ROKE disclaims and excludes all other warranties whether express or implied in law to the fullest extent permitted by law.

10.

CONFIDENTIALITY

10.1

All information and data relating to this Agreement that is made available to PEAK in the performance of this Agreement will be treated as confidential and PEAK undertakes to treat such confidential information with the same care as it would reasonably treat its own confidential information.

10.2

PEAK agrees to ensure that provided such confidential information is not already in the public domain; ROKE’s confidential information shall not be copied or disclosed to any third party in any manner.

10.3

Upon expiration or termination of this Agreement PEAK undertakes, if required to do so by ROKE, to immediately return to ROKE all ROKE’s confidential information.

10.4

        The requirement for confidentiality will survive the termination of this Agreement by ten years.

11.

DURATION AND TERMINATION

11.1

 This Agreement shall commence on the date of signing by all parties (the “Effective Date”) and shall then, continue in full force and effect until otherwise terminated in accordance with this Clause (the “Duration”).

Commercial - in - Confidence

11.2

Either party (the "Initiating Party") may terminate this Agreement with immediate effect by notice in writing to the other party (the "Breaching Party) on or at any time after the occurrence of any of the events specified in Clause 11.3 in relation to the Breaching Party.

11.3

The events are:

(i)

a material breach by the Breaching Party of any of its obligations under this Agreement which (if the breach is capable of remedy) the Breaching Party has failed to remedy within 30 days after receipt of notice in writing from the Initiating Party giving particulars of the breach and requiring the Breaching Party to do so provided that if such breach is incapable of remedy within such 30 day period and the Breaching Party is diligently proceeding to remedy the default by taking active, effective and continuing steps to do so the Initiating Party shall not be entitled to terminate if the default is in fact remedied within a reasonable time;

(ii)

the passing by the Breaching Party of a resolution for its winding-up or the making by a court of competent jurisdiction of an order for the winding-up of the Breaching Party or the dissolution of the Breaching Party;

(iii)

the making of an administration order in relation to the Breaching Party or the appointment of a receiver over, or the taking possession or sale by an encumbrancer of, any of the Breaching Party's assets; and/or

(iv)

the Breaching Party making an arrangement or composition with its creditors generally or making an application to a court of competent jurisdiction for protection from its creditors generally.

11.4

This Agreement shall immediately terminate and all rights and obligations shall immediately cease should the development work contemplated by ROKE under Task 1 be terminated prior to completion of the development of the Product in accordance with the terms and conditions of the Development and Consultancy Support Services Agreement.

11.5

All rights and obligations of the parties shall cease to have effect immediately upon termination of this Agreement except that termination shall not affect:

(i)

the accrued rights and obligations of the parties at the date of termination; and

(ii)

any provisions of this Agreement necessary for the interpretation or enforcement of this Agreement.

12.

EXPORT LICENSES

12.1

Each Party agrees to abide by any applicable national or international rules and regulations controlling the export of the Technology or Products incorporating the Technology and agrees to indemnify and hold the other Party harmless for all claims, demands, damages, costs, fines, penalties, attorney's fees, and all other expenses arising from failure of the indemnifying Party to comply with such rules or restrictions.

Commercial - in - Confidence

13.

MARKET DESIGNATION

13.1

If at any time, PEAK considers that a Product developed for a particular market application could be exploited in a different market in the business interests of both Parties, then PEAK may request ROKE to redefine the definitions of Market.  Subject to any outstanding third party commitments, ROKE shall not unreasonably refuse such a request.

14.

ASSIGNMENT AND SUBCONTRACTING

14.1

        Neither party shall assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement. Provided that:-

(i)

ROKE may assign its rights under this Agreement in connection with the transfer to Siemens PLC or any of its subsidiaries for the time being of the business of ROKE.

(ii)

PEAK may subcontract the manufacture, support or distribution of the Product to a third party.

14.2

Neither party shall subcontract the performance of any of its obligations under this Agreement (other than as specifically stated in Clause 2.4) without the prior consent of the other, such consent not to be unreasonably withheld or delayed.

15.

INDEMNITIES AND LIMITATIONS OF LIABILITY

15.1

Each party indemnifies the other for direct physical injury or death to the extent that it is shown to have been caused by the negligence of that party or its employees in connection with the performance of this Agreement.

15.2

ROKE will indemnify PEAK for direct damage to property to the extent that it is shown to have been caused by the negligence of ROKE or its employees in connection with the performance of this Agreement.  ROKE’s total liability under this sub-clause will by limited to £250,000 (two hundred and fifty thousand pounds sterling) for any one event or series of connected events.

15.3

Any contractual liabilities of ROKE to PEAK under this Agreement including all related costs, fees and expenses will not under any circumstances cumulatively exceed £125,000 paid to ROKE by PEAK under Clause 3 of this Agreement.

15.4

Except as stated in this Agreement ROKE disclaims all liability to PEAK in connection with ROKE’s performance under this Agreement and in no event will ROKE be liable to PEAK for any special, indirect or consequential damages including but not limited to loss of profits or arising from loss of data, loss of use or loss of opportunity.

16.

GENERAL

16.1

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

Commercial - in - Confidence

16.2

The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Nothing in this Agreement shall be construed as creating a partnership between the parties or as constituting either party as the agent of the other party (save as expressly set out in this Agreement) for any purpose whatsoever and neither party shall have the authority or power to bind the other party or to contract in the name of or create a liability against the other party in any way or for any purpose.

16.3

Neither party shall be liable for total or partial failure to perform its obligations in this Agreement during any period in which its performance is prevented or hindered by circumstances beyond its reasonable control.

16.4

In the event that any of the terms of this Agreement is judged to be in whole or in part illegal or unenforceable for any reason the remainder of the terms shall remain in force.

16.5

Both parties agree during the period of this Agreement not directly or indirectly to solicit for employment any of the staff of the other party at any time engaged directly in the pursuance of this Agreement without the prior written consent from that other party.

16.6

This Agreement represents the entire agreement between the parties.  The Agreement supersedes any and all prior or contemporaneous, written or oral negotiations, correspondence, understandings and agreements between the parties, respecting the subject matter of this Agreement but excluding any misrepresentations that were made or given fraudulently.

16.7

The parties hereby agree that a person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 and that nothing in this Agreement shall be deemed to create a right that is enforceable by any person who is not a party to the Agreement.

16.8

This Agreement is governed by and shall be construed in accordance with English law and the exclusive jurisdiction of the English courts.  In the event of any dispute arising in respect of this Agreement and the matter is not resolved within a period of fourteen (14) days from the date of notification of the dispute then the parties shall aim to resolve the dispute by Alternative Dispute Resolution (ADR) Procedure using the services for the Centre of Dispute Resolution (CEDR), 3-5 Norwich Street, London EC4A IEJ, prior to any such dispute being referred to the courts.

EXECUTED by the parties

Signed by  /s/ Authorized Signatory                     )

                                                                                     )

for and on behalf of                                                  )

ROKE MANOR RESEARCH LIMITED                )

Signed by /s/ Larry Olson                                     )

                                                                                   )

for and on behalf of                                                )

 PEAK RESOURCES INCORPORATED              )

Commercial - in - Confidence

APPENDIX I

Copies of the following patents for 'Fig8' sensor Technology:

Patent Reference Number	Status	Publication date	Filings	Description
GB2339288	Granted	19.01.2000	UK	Buried object detector apparatus.
GB2278199	Granted	23.11.1994	UK	Apparatus for detecting and estimating length of hidden elongated conductive objects.
GB2280270	Granted	25.01.1995	UK	Improvements in or relating to apparatus for the detection of buried elongate conductive objects.